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                                                                    EXHIBIT 23.5

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of RoTech Medical Corporation on Form S-3 of our report dated December 22, 1995, on the financial statements of Advantage Healthcare, Inc. as of December 31, 1994, and for the year then ended, appearing in the Form 8-K/A filed on January 11, 1996, our report dated May 10, 1996, on the financial statements of Preferred Medical Equipment, Corp. as of December 31, 1995, and for the year then ended, appearing in the Form 8-K/A filed on June 4, 1996, and to the reference to us as "experts" in such Registration Statement insofar as it pertains to our report on the financial statements referred to herein.

                                                 HAZLETT, LEWIS & BIETER, PLLC


Chattanooga, Tennessee
August 27, 1996